EXHIBIT 21.1

List of Subsidiaries

Name Under Which Subsidiary Does Business	Jurisdiction of Incorporation

Globe Y. Technology, Inc.	California

Focused Research, Inc.	California

JCA Technology, Inc.	California

New Focus Pacific (FFTZ) Co., LTD	China